Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	T. May Kulthol
206-318-7893	206-318-7100
jdegrand@starbucks.com	mkulthol@starbucks.com
Starbucks Announces Record First Quarter Fiscal 2006 Results
Strong January 2006 Revenues
Raises Earnings Target
SEATTLE; February 1, 2006 — Starbucks Corporation (NASDAQ: SBUX) today announced record earnings for its fiscal first quarter for the period ended January 1, 2006, and revenues for the four-week period ended January 29, 2006.
Fiscal First Quarter 2006 Results:
•	First quarter consolidated net revenues increased 22 percent to a record $1.9 billion

•	Net earnings rose 20 percent to a record $174 million

•	Earnings per share increased to $0.22 from $0.17 in the comparable period in fiscal 2005
January 2006 Revenue Highlights:
•	January net revenues increased 23 percent

•	January comparable store sales rose 10 percent
Updated Fiscal 2006 Target:
•	Earnings per share target range increased by $0.05 per share to $0.68 – $0.70
For the 13 weeks ended January 1, 2006, consolidated net revenues increased 22 percent to $1.9 billion from $1.6 billion for the same period in fiscal 2005, and net earnings increased 20 percent to $174 million from $145 million for the same period in fiscal 2005. Fully diluted earnings per share were $0.22 for the 13 weeks ended January 1, 2006, compared to a split-adjusted $0.17 per share for the comparable period in fiscal 2005. The Company adopted the new accounting requirements related to expensing stock-based compensation in the first fiscal quarter of 2006, which reduced net earnings by $0.02 per share in the quarter.
“I am very pleased with our first quarter performance, which demonstrated focused execution at all levels of the business and delivered the most successful first quarter in Starbucks history,” commented Howard Schultz, Starbucks chairman. “Our core beverages, coupled with a strong holiday promotion, drove results in our retail stores, while solid growth in licensed locations led to the increase in our specialty business revenues. We ended the first quarter with a strong foundation for Starbucks fiscal year 2006 which gave us the confidence to raise our full year earnings per share target range by $0.05 per share to $0.68 to $0.70 per share.”
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“Building on the success of our first quarter, we are proud that revenue results for the month of January were just as impressive,” commented Jim Donald, Starbucks president and ceo. “Due to the strength of the Starbucks brand and the exemplary execution of our holiday promotion, a record number of Starbucks Cards were activated during the holiday season and are bringing valued customers, both existing and new, into Starbucks stores in record numbers. We are very pleased with 10 percent comparable store sales growth in January, but we also recognize that same store sales growth at this level is not sustainable. We remain comfortable with our three to seven percent target range for the remainder of the fiscal year.”
Consolidated Financial and Operating Summary
Company-operated retail revenues increased 20 percent to a record $1.6 billion for the 13 weeks ended January 1, 2006, compared to $1.4 billion for the same period in fiscal 2005. The increase was primarily attributable to the opening of 803 new Company-operated retail stores in the last 12 months and comparable store sales growth of seven percent for the quarter. The increase in comparable store sales was due to a six percent increase in the number of customer transactions and a one percent increase in the average value per transaction.
Specialty revenues increased 33 percent to a record $306 million for the 13 weeks ended January 1, 2006, compared to $231 million for the corresponding period of fiscal 2005. Licensing revenues increased 39 percent to $219 million primarily due to higher product sales and royalty revenues from opening 1,049 new licensed retail stores in the last 12 months and growth in the licensed grocery and warehouse club business. Foodservice and other revenues increased 18 percent to $87 million due to growth in both new and existing U.S. and International foodservice accounts.
Cost of sales including occupancy costs decreased to 40.2 percent of total net revenues for the 13 weeks ended January 1, 2006, compared to 40.8 percent in the corresponding 13-week period of fiscal 2005, primarily due to higher occupancy costs in the prior year resulting from store maintenance activities, as well as fixed rent costs in the current year being distributed over an expanded revenue base.
Store operating expenses as a percentage of Company-operated retail revenues decreased to 38.2 percent for the 13 weeks ended January 1, 2006, compared to 38.3 percent for the corresponding period of fiscal 2005. This decrease was primarily due to leverage gained on payroll-related expenditures distributed over an expanded revenue base, partially offset by recognition of stock-based compensation expense in the first fiscal quarter of 2006 related to new accounting requirements. Additional details on this new accounting standard can be found on page 8.
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Other operating expenses (expenses associated with the Company’s specialty operations) increased to 19.3 percent of total specialty revenues for the 13 weeks ended January 1, 2006, compared to 19.2 percent in the corresponding period of fiscal 2005. The increase was primarily due to the recognition of stock-based compensation expense.
Depreciation and amortization expenses increased to $91 million for the 13 weeks ended January 1, 2006, compared to $79 million for the corresponding period of fiscal 2005. The increase was primarily due to the opening of 803 new Company-operated retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses decreased to 4.7 percent for the 13 weeks ended January 1, 2006, compared to 4.9 percent for the corresponding 13-week period of fiscal 2005.
General and administrative expenses increased to $123 million for the 13 weeks ended January 1, 2006, compared to $84 million for the corresponding period of fiscal 2005. This increase was primarily due to higher payroll-related expenditures from stock-based compensation and higher provisions for incentive compensation based on the Company’s strong operating results for the fiscal first quarter of 2006, as well as increased charitable contributions. As a percentage of total net revenues, general and administrative expenses increased to 6.4 percent for the 13 weeks ended January 1, 2006, compared to 5.3 percent for the corresponding period of fiscal 2005.
Income from equity investees increased to $20 million for the 13 weeks ended January 1, 2006, compared to $13 million for the corresponding period of fiscal 2005. The increase was primarily due to volume-driven results for The North American Coffee Partnership, which produces bottled Frappuccino® and Starbucks Doubleshot® coffee drinks, and improved results from international investees primarily as a result of new licensed retail store openings.
Operating income increased 23 percent to $280 million for the 13 weeks ended January 1, 2006, compared to $227 million for the corresponding 13-week period of fiscal 2005. Operating margin increased to 14.5 percent of total net revenues for the 13 weeks ended January 1, 2006, compared to 14.3 percent for the corresponding period of fiscal 2005. This increase was primarily due to lower cost of sales including occupancy costs and store operating expenses as a percentage of total net revenues, offset in part by higher general and administrative expenses.
Interest and other income, net, decreased to $0.3 million for the 13 weeks ended January 1, 2006, compared to $5.1 million for the corresponding 13-week period of fiscal 2005, primarily due to interest expense recognized on the borrowings under the Company’s revolving credit facility, which was entered into in August of 2005.
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Net earnings for the 13 weeks ended January 1, 2006, increased 20 percent to $174 million from $145 million for the same period in fiscal 2005. Earnings were $0.22 per share for the 13 weeks ended January 1, 2006, compared to $0.17 per share for the comparable period in fiscal 2005.
Updated Fiscal 2006 Targets
Looking ahead, Starbucks provided updated fiscal 2006 targets:
•	Starbucks plans to open at least 1,800 new stores on a global basis in fiscal 2006. In the United States, Starbucks plans to open approximately 700 Company-operated locations and 600 licensed locations. In International markets, Starbucks plans to open approximately 150 Company-operated stores and 350 licensed stores;

•	The Company is targeting total net revenue growth of approximately 20 percent on a quarterly and full year basis. The Company continues to expect comparable store sales growth in the range of three percent to seven percent for the remainder of fiscal 2006, with monthly anomalies;

•	Based on very strong first quarter results along with its current outlook for the balance of year, Starbucks is raising its fiscal 2006 earnings per share target range by $0.05 per share to $0.68 – $0.70 per share. This target range is an increase from the previous target of $0.63 – $0.65 per share. Both the new target and the previous target ranges include stock-based compensation expense estimated at approximately $0.09 per share. On a quarterly basis the Company is targeting earnings per share of $0.14 in the second quarter and is targeting a range of $0.16 – $0.17 per share for each of the third and fourth quarters;

•	The effective tax rate is expected to be approximately 38 percent in fiscal 2006, with quarterly variations; and,

•	Starbucks continues to target capital expenditures in the range of $700 million to $725 million in fiscal 2006.
Starbucks will be holding a conference call today at 1:30 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, Jim Donald, president and ceo, and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://www.starbucks.com/aboutus/investor.asp. A replay of the call will be available via telephone through 5:30 p.m. Pacific Time on Thursday, February 8, 2006, by calling 1-800-642-1687, reservation number 3728089. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Thursday, March 2, 2006, at the following URL: http://www.starbucks.com/aboutus/investor.asp.
The Company’s consolidated financial statements, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 16, 2005, for additional information.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	January 1,	January 2,	%	January 1,	January 2,
	2006	2005	Change	2006	2005
	(in thousands, except per share data)
				As a % of total net revenues
Net revenues:

Company-operated retail	$1,627,983	$1,358,661	19.8%	84.2%	85.5%
Specialty:
Licensing	219,150	157,213	39.4%	11.3%	9.9%
Foodservice and other	86,959	73,670	18.0%	4.5%	4.6%

Total specialty	306,109	230,883	32.6%	15.8%	14.5%

Total net revenues	1,934,092	1,589,544	21.7%	100.0%	100.0%

Cost of sales including occupancy costs	778,038	647,755		40.2%	40.8%
Store operating expenses (a)	622,166	521,006		32.2%	32.7%
Other operating expenses (b)	59,148	44,281		3.0%	2.8%
Depreciation and amortization expenses	91,288	78,559		4.7%	4.9%
General and administrative expenses	123,325	83,599		6.4%	5.3%

Subtotal operating expenses	1,673,965	1,375,200	21.7%	86.5%	86.5%

Income from equity investees	19,754	12,847		1.0%	0.8%

Operating income	279,881	227,191	23.2%	14.5%	14.3%

Interest and other income, net	348	5,122		0.0%	0.3%

Earnings before income taxes	280,229	232,313	20.6%	14.5%	14.6%

Income taxes(c)	106,039	87,603		5.5%	5.5%

Net earnings	$174,190	$144,710	20.4%	9.0%	9.1%

Net earnings per common share — diluted	$0.22	$0.17

Weighted average shares outstanding - diluted	792,949	830,655

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 38.2 percent for the 13 weeks ended January 1, 2006, and 38.3 percent for the 13 weeks ended January 2, 2005.

(b)	As a percentage of related total specialty revenues, other operating expenses were 19.3 percent for the 13 weeks ended January 1, 2006, and 19.2 percent for the 13 weeks ended January 2, 2005.

(c)	The effective tax rates were 37.8 percent for the 13 weeks ended January 1, 2006, and 37.7 percent for the 13 weeks ended January 2, 2005.
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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	January 1,	October 2,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$251,435	$173,809
Short-term investments — available-for-sale securities	240,250	95,379
Short-term investments — trading securities	46,845	37,848
Accounts receivable, net of allowances of $3,766 and $3,079, respectively	197,765	190,762
Inventories	452,650	546,299
Prepaid expenses and other current assets	87,518	94,429
Deferred income taxes, net	77,046	70,808

Total current assets	1,353,509	1,209,334

Long-term investments — available-for-sale securities	55,659	60,475
Equity and other investments	207,470	201,461
Property, plant and equipment, net	1,870,793	1,842,019
Other assets	97,375	72,893
Other intangible assets	35,937	35,409
Goodwill	92,342	92,474

TOTAL ASSETS	$3,713,085	$3,514,065

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$208,591	$220,975
Accrued compensation and related costs	229,063	232,354
Accrued occupancy costs	49,049	44,496
Accrued taxes	181,585	78,293
Short-term borrowings	105,000	277,000
Other accrued expenses	187,380	198,082
Deferred revenue	310,868	175,048
Current portion of long-term debt	752	748

Total current liabilities	1,272,288	1,226,996

Long-term debt	2,681	2,870
Other long-term liabilities	205,324	193,565

Shareholders’ equity:
Common stock and additional paid-in capital — Authorized, 1,200,000,000 shares; issued and outstanding, 767,105,132 and 767,442,110 shares, respectively, (includes 3,394,200 common stock units in both periods)	61,431	90,968
Other additional paid-in-capital	39,393	39,393
Retained earnings	2,113,549	1,939,359
Accumulated other comprehensive income	18,419	20,914

Total shareholders’ equity	2,232,792	2,090,634

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,713,085	$3,514,065

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	13 Weeks Ended
	January 1,	January 2,
	2006	2005
OPERATING ACTIVITIES:
Net earnings	$174,190	$144,710
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	97,744	85,332
Provision for impairments and asset disposals	4,206	2,889
Deferred income taxes, net	(26,291)	(13,623)
Equity in income of investees	(12,485)	(5,781)
Distributions from equity investees	5,769	5,743
Stock-based compensation	23,189	—
Tax benefit from exercise of non-qualified stock options	110	71,050
Excess tax benefit from exercise of non-qualified stock options	(23,724)	—
Net amortization of premium on securities	545	3,260
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	93,348	46,487
Accounts payable	(8,180)	(41,559)
Accrued taxes	127,118	23,819
Deferred revenue	135,785	100,658
Other operating assets and liabilities	17,993	(9,325)

Net cash provided by operating activities	609,317	413,660

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(232,000)	(366,082)
Maturity of available-for-sale securities	14,734	129,491
Sale of available-for-sale securities	76,504	54,344
Acquisition, net of cash acquired	—	(11,282)
Net additions to equity, other investments and other assets	(4,893)	15,618
Net additions to property, plant and equipment	(147,778)	(162,132)

Net cash used by investing activities	(293,433)	(340,043)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	44,412	91,423
Excess tax benefit from exercise of non-qualified stock options	23,724	—
Net repayments of revolving credit facility	(172,000)	—
Principal payments on long-term debt	(186)	(183)
Repurchase of common stock	(134,301)	—

Net cash (used)/provided by financing activities	(238,351)	91,240
Effect of exchange rate changes on cash and cash equivalents	93	4,610

Net increase in cash and cash equivalents	77,626	169,467

CASH AND CASH EQUIVALENTS:
Beginning of period	173,809	145,053

End of the period	$251,435	$314,520

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the 13 weeks ended:
Interest	$2,918	$47
Income taxes	$10,280	$10,356
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Stock-based Compensation Expense
Effective October 3, 2005, the beginning of Starbucks first fiscal quarter of 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires all stock-based compensation, including grants of employee stock options, to be recognized in the statement of earnings based on their fair values. The Company adopted this accounting treatment using the modified prospective transition method, as permitted under SFAS 123R; therefore results for prior periods have not been restated. Prior to the adoption of SFAS 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, stock-based compensation was included as pro forma disclosure in the financial statement footnotes. The Company is providing the table below because management believes it provides useful information to investors regarding the Company’s results of operations by separately identifying the stock-based compensation expense and providing reported amounts on a basis comparable to that used in prior periods. In addition, the Company’s internal reporting and budgeting, as well as the calculation of its incentive compensation payments, includes the use of reported amounts excluding stock-based compensation. The amounts shown in the column below entitled “Using Previous Accounting” are considered “non-GAAP financial measures” under applicable SEC rules because they exclude the stock-based payment expense that is included in the directly comparable measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States, which are shown in the column entitled “As Reported.” These non-GAAP financial measures are not a substitute for the reported GAAP measures.
The application of SFAS 123R had the following effect on reported amounts for the 13 weeks ended January 1, 2006 relative to the amounts that would have been reported using the intrinsic value method under the Company’s previous accounting (in thousands, except earnings per share):

	Consolidated Statement of Earnings
	Using
	Previous	Stock-based	As
	Accounting	Compensation	Reported
Cost of sales including occupancy costs	$775,516	$2,522	$778,038
Store operating expenses	616,008	6,158	622,166
Other operating expenses	56,953	2,195	59,148
General and administrative expenses	111,397	11,928	123,325
Operating income	302,684	(22,803)	279,881
Earnings before income taxes	303,032	(22,803)	280,229
Income taxes	113,745	(7,706)	106,039
Net earnings	189,287	(15,097)	174,190
Net earnings per common share–diluted	$0.24	$(0.02)	$0.22

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Segment Results
Segment information is prepared on the basis that the Company’s management reviews financial information for operational decision-making purposes. The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the periods ended (in thousands):

		% of		% of		% of
		United		Inter-		Total
	United	States	Inter-	national	Unallocated	Net
13 Weeks Ended January 1, 2006	States	Revenue	national	Revenue	Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$1,370,687	84.6%	$257,296	82.1%	$—	—%	$1,627,983
Specialty:
Licensing	169,523	10.5	49,627	15.8	—	—	219,150
Foodservice and other	80,371	4.9	6,588	2.1	—	—	86,959

Total specialty	249,894	15.4	56,215	17.9	—	—	306,109

Total net revenues	1,620,581	100.0	313,511	100.0	—	—	1,934,092

Cost of sales including occupancy costs	628,363	38.8	149,675	47.7	—	—	778,038
Store operating expenses	528,775	32.6 (1)	93,391	29.8 (3)	—	—	622,166
Other operating expenses	47,142	2.9 (2)	12,006	3.8 (4)	—	—	59,148
Depreciation and amortization expenses	67,718	4.2	15,009	4.8	8,561	0.4	91,288
General and administrative expenses	21,533	1.3	16,187	5.2	85,605	4.4	123,325

Income from equity investees	11,699	0.7	8,055	2.6	—	—	19,754

Operating income/(loss)	$338,749	20.9%	$35,298	11.3%	$(94,166)	(4.8)%	$ 279,881

		% of		% of		% of
		United		Inter-		Total
	United	States	Inter-	national	Unallocated	Net
13 Weeks Ended January 2, 2005	States	Revenue	national	Revenue	Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$1,149,630	85.9%	$209,031	83.4%	$—	—%	$1,358,661
Specialty:
Licensing	121,135	9.0	36,078	14.4	—	—	157,213
Foodservice and other	68,008	5.1	5,662	2.2	—	—	73,670

Total specialty	189,143	14.1	41,740	16.6	—	—	230,883

Total net revenues	1,338,773	100.0	250,771	100.0	—	—	1,589,544

Cost of sales including occupancy costs	521,713	39.0	126,042	50.3	—	—	647,755
Store operating expenses	444,061	33.2 (1)	76,945	30.7 (3)	—	—	521,006
Other operating expenses	37,103	2.8 (2)	7,178	2.9 (4)	—	—	44,281
Depreciation and amortization expenses	57,335	4.3	13,089	5.2	8,135	0.5	78,559
General and administrative expenses	21,623	1.6	11,899	4.7	50,077	3.2	83,599

Income from equity investees	8,708	0.7	4,139	1.7	—	—	12,847

Operating income/(loss)	$265,646	19.8%	$19,757	7.9%	$(58,212)	(3.7)%	$ 227,191

(1)	As a percentage of related Company-operated retail revenues, United States store operating expenses were 38.6 percent for both the 13 weeks ended January 1, 2006 and January 2, 2005.

(2)	As a percentage of related specialty revenues, United States other operating expenses were 18.9 percent for the 13 weeks ended January 1, 2006, and 19.6 percent for the 13 weeks ended January 2, 2005.

(3)	As a percentage of related Company-operated retail revenues, International store operating expenses were 36.3 percent for the 13 weeks ended January 1, 2006, and 36.8 percent for the 13 weeks ended January 2, 2005.

(4)	As a percentage of related specialty revenues, International other operating expenses were 21.4 percent for the 13 weeks ended January 1, 2006, and 17.2 percent for the 13 weeks ended January 2, 2005.
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United States
United States total net revenues increased by $282 million, or 21 percent, to $1.6 billion for the 13 weeks ended January 1, 2006, compared to $1.3 billion for the corresponding period of fiscal 2005. United States Company-operated retail revenues increased by $221 million, or 19 percent, to $1.4 billion for the 13 weeks ended January 1, 2006, compared to $1.1 billion for the corresponding period of fiscal 2005, primarily due to the opening of 634 new Company-operated retail stores in the last 12 months and comparable store sales growth of seven percent for the quarter. The increase in comparable store sales was due to a six percent increase in the number of customer transactions and a one percent increase in the average value per transaction.
Total United States specialty revenues increased by $61 million, or 32 percent, to $250 million for the 13 weeks ended January 1, 2006, compared to $189 million in the corresponding period of fiscal 2005. United States licensing revenues increased 40 percent to $170 million from $121 million in fiscal 2005, primarily due to higher product sales and royalty revenues as a result of opening 651 new licensed retail stores in the last 12 months and growth in the licensed grocery and warehouse club business. United States foodservice and other revenues increased to $80 million, or 18 percent, from $68 million in fiscal 2005, primarily due to growth in new and existing foodservice accounts.
United States operating income increased by 28 percent to $339 million for the 13 weeks ended January 1, 2006, compared to $266 million for the same period in fiscal 2005. Operating margin increased to 20.9 percent of related revenues from 19.8 percent in the corresponding period of fiscal 2005, primarily due to store operating and general and administrative expenses distributed over an expanded revenue base. Although store operating expenses as a percentage of U.S. Company-operated retail revenues remained at 38.6 percent for both 13-week periods ended January 1, 2006 and January 2, 2005, these expenses as a percentage of U.S. total net revenues improved by 60 basis points compared to the corresponding 13-week period of fiscal 2005. This improvement was primarily due to the specialty revenue component of total net revenues growing at a higher rate than Company-operated retail revenues, as noted above.
International
International total net revenues increased by $63 million, or 25 percent, to $314 million for the 13 weeks ended January 1, 2006, compared to $251 million for the corresponding period of fiscal 2005. International Company-operated retail revenues increased by $48 million, or 23 percent, to $257 million for the 13 weeks ended January 1, 2006, compared to $209 million for the corresponding period of fiscal 2005, primarily due to the opening of 169 new Company-operated retail stores in the last 12 months and comparable store sales growth of eight percent for the quarter. The increase in comparable store sales resulted from a five percent increase in the number of customer transactions coupled with a three percent increase in the average value per transaction.
Total international specialty revenues increased by $14 million, or 35 percent, to $56 million for the 13 weeks ended January 1, 2006, compared to $42 million in the corresponding period of fiscal 2005. International licensing revenues increased $14 million, or 38 percent, to $50 million, compared to $36 million for the corresponding period of fiscal 2005. The increase was primarily due to higher product sales and royalty revenues from opening 398 new licensed retail stores in the last 12 months and sales of ready-to-drink coffee beverages introduced in Japan and Taiwan in September 2005, and in Korea in late October 2005. International foodservice and other revenues increased 16 percent from the corresponding period of fiscal 2005 due to growth in new and existing foodservice accounts.
International operating income increased by 79 percent to $35 million for the 13 weeks ended January 1, 2006, compared to $20 million in the corresponding period of fiscal 2005. Operating margin increased to 11.3 percent of related revenues from 7.9 percent in the corresponding period of fiscal 2005. This increase was primarily due to lower cost of sales including occupancy costs and store operating expenses as a percentage of total International net revenues. Also contributing to the margin expansion was an increase in income from equity investees, particularly from Japan and Korea, due to an increase in the Company’s store base as well as improved comparable same store sales. Partially offsetting these improvements was an increase in other operating expenses for marketing and advertising related to the recent launch of Starbucks ready-to-drink coffee beverages in Japan, Taiwan and Korea.
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Unallocated Corporate
Unallocated corporate expenses increased to $94 million for the 13 weeks ended January 1, 2006, compared to $58 million in the corresponding period of fiscal 2005, primarily due to higher payroll-related expenses from stock-based compensation and higher provisions for incentive compensation based on the Company’s strong operating results for the quarter, as well as increased charitable contributions. Total unallocated corporate expenses as a percentage of total net revenues increased to 4.8 percent for the 13-weeks ended January 1, 2006 compared to 3.7 percent for the corresponding period of fiscal 2005.
Fiscal First Quarter 2006 Store Data
The Company’s store data for the periods presented are as follows:

	Net stores opened during the
	13 weeks ended		Stores open as of
	January 1,	January 2,	January 1,	January 2,
	2006	2005	2006	2005
United States:
Company-operated Stores	161	101	5,028	4,394
Licensed Stores	198	143	2,633	1,982

	359	244	7,661	6,376

International:
Company-operated Stores (1)	55	47	1,188	1,019
Licensed Stores (1)	146	89	1,952	1,554

	201	136	3,140	2,573

Total	560	380	10,801	8,949

(1)	International store data has been adjusted for the acquisitions of the Southern China and Chile licensed operations by reclassifying historical information from Licensed Stores to Company-operated Stores.
January 2006 Revenues
Starbucks Corporation today also reported consolidated net revenues of $555 million for the four-week period ended January 29, 2006, an increase of 23 percent from consolidated net revenues of $452 million for the same period in fiscal 2005. On a comparable store sales basis (stores open for at least 13 months), sales at Company-operated stores increased ten percent for the four weeks ended January 29, 2006, as compared to the same four-week period in fiscal 2005. Handcrafted beverages continued to drive comparable store sales results, including a strong contribution from the new Cinnamon Dolce offerings.
For the 17 weeks ended January 29, 2006, consolidated net revenues were $2.5 billion, an increase of 22 percent from consolidated net revenues of $2.0 billion for the 17 weeks ended January 30, 2005. Comparable store sales increased eight percent for the 17 weeks ended January 29, 2006, as compared to the same 17 weeks in fiscal 2005.
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Fiscal YTD Store Data
The Company’s store data for the periods presented are as follows:

	Net stores opened during
	the 17 weeks ended	Stores open as of
	January 29, 2006	January 29, 2006
United States:
Company-operated Stores	189	5,056
Licensed Stores	208	2,643

	397	7,699

International:
Company-operated Stores(1)	74	1,269
Licensed Stores (1)	156	1,900

	230	3,169

Total	627	10,868

(1)	International store data has been adjusted for the acquisitions of the Southern China, Chile, Hawaii and Puerto Rico licensed operations by reclassifying historical information from Licensed Stores to Company-operated Stores.
Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 10,500 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot® espresso drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products—innovative superpremium Tazo® teas and exceptional compact discs from Starbucks Hear Music™ enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.
This release includes the following forward-looking statements: anticipated store openings, comparable store sales expectations, trends in or expectations regarding the Company’s net revenue, estimated stock based compensation expense, capital expenditures, effective tax rate, net earnings and earnings per share results. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 2, 2005. The Company assumes no obligation to update any of these forward-looking statements.
© 2006 Starbucks Coffee Company. All rights reserved.
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